Exhibit 10.07

LITERARY AGENT AGREEMENT

This Literary Agent Agreement (the “Agreement”) is entered into as of September 25, 2009, by and between Doolittle Edutainment Corp., a Nevada corporation (the “Company” or “Doolittle”) and Geraldine Blecker (“Agent”).

Recitals

A.

Whereas, the Company is the owner and co-author of the following three children book  titles (the “Books”) depicting and based on the Company’s main character “Doolittle”:

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Book 1 – titled “Doolittle – An Exceptional Young Gorilla” addresses the issue of cheating on a very elementary children’s level.

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Book 2 - titled “The Adventures of Dynamic Doolittle Episode I – “The Problem with Paulie Python.”  This book introduces additional characters and has Doolittle taking on “super powers” (i.e. speed and strength). This book addresses the concept of sharing.

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Book 3 - titled “Doolittle’s Very, Very Bad Day” addresses Doolittle’s negative attitude regarding doing home-work.

B.

Whereas, the Company has obtained the necessary and requisite Trademark and Copyright registrations and protection, and has completed self published an initial run of these Books for distribution.

C.

Whereas, the Company desires to have the books published by a reputable Publisher and distributed.

D.

Whereas, Agent will represent the Company, on a non-exclusive basis, in connection with negotiations with potential publishers and book distributors in Europe, including the representation of the Company at the Frankfurt Book Fair to take place in Frankfurt, Germany, October 14 – 19, 2009.

AGREEMENT

Now, wherefore, in consideration of the foregoing premises and the mutual covenants hereinafter set forth and other valuable considerations, the parties hereto agree as follows:

1.

Appointment.  The Company hereby appoints Agent as its non-exclusive agent to negotiate for the publication, sale or license of the hardcover and soft cover versions of the Books.  Agent will use his commercially reasonable efforts to have the Book published on terms acceptable to the Company.

2.

Term of Representation.  The term of this Agreement is for a period of one (1) year commencing on the date hereof (the “Term”).

3.

Commission.

(a)

Agent shall be entitled to a commission if the Company signs an agreement during the Term (or enters into negotiations for an agreement during the Term) for publications of the Book.

(b)

Agent’s commission shall be deemed earned whether the agreement signed by the Company is negotiated by the Company or by Agent.

(c)

Agent’s commission due hereunder shall be equal to ten  percent (10%) for any and all royalties, fees or other compensation the Company receives with respect to the Books or any modifications or updates of the Books or any works derived from the Book.  Agent hereby warrants that she is prepared to split such commission with another literary agent, should she be able to identify such literary agent as shall be of value to the project and the Company.

(d)

Should the Company enter into a definitive publishing or distribution agreement with any party that has been introduced by Agent within two (2) years following the expiration of this Agreement, Agent shall be entitled to the commission as set forth above.

4.

The Company Representations and Warranties.  The Company hereby represents and warrants as follows:

(a)

The Company has full copyright and other proprietary rights to the Books;

(b)

The Company has full right, power and authority to enter into this Agreement;

(c)

The Company has not entered into any agreement or understanding that conflicts with this Agreement, including but not limited to signing up with any other literary agent with respect to the Books.

5.

Miscellaneous.

(a)

Notices.  All notices, requests, demands and other communications under this Agreement, shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or within five (5) business days if mailed to the party to whom notice is to be given, by first-class mail, registered, or certified, postage prepaid and properly addressed as follows:

If to the Company, addressed to:

Doolittle Edutainment Corp.

Attn: George G. Chachas, President

2445 Fifth Avenue, Suite 440

San Diego, CA 92101

If to Blecker, addressed to:

Geraldine Blecker

Wetteraustr. 23

D-60389

Frankfurt, Germany

Any notice mailed to any party hereunder will be deemed effective within five (5) business days of deposit in the United States mail.

(b)

Further Assurances.  Each of the Parties to this Agreement agrees to perform such further acts and to execute and deliver any and all further documents that may reasonably be necessary or desirable to effectuate the purpose of this Agreement.

(c)

Governing Law; Venue.  This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles.  This Agreement shall be deemed made and* entered into in San Diego County, State of California and venue for any Proceeding as defined below, in connection with this Settlement Agreement shall be in San Diego County, California.

(d)

Waiver of Jury Trial.  The Parties hereto hereby voluntarily and irrevocably waive trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

(e)

Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Facsimile signatures shall be sufficient for execution of this Agreement.

(f)

Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties with respect to its subject matter and supersedes any prior or contemporaneous written or oral representations, discussions, proposals, understandings and the like respecting the subject matter hereof.

(g)

Headings / Captions.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against any party, and any rule that ambiguities shall be construed against the drafter of a document shall not be applicable with respect to this Agreement.

In witness whereof the parties hereto have executed this Agreement effective as of the date and year first above written.

THE COMPANY

Doolittle Edutainment Corp.

Dated: September 25, 2009

/s/ George G. Chachas

By: George G. Chachas

Its: President

AGENT

Dated: September 26, 2009

/s/ Geraldine Blecker

Geraldine Blecker

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